Exhibit 99.1

EQT ANNOUNCES RESULTS OF ITS DEBT TENDER OFFER

For Any and All of Its Outstanding 4.875% Senior Notes due 2021

PITTSBURGH, August 12, 2020 -- EQT Corporation (the “Company” or “EQT”) (NYSE: EQT) announced today the results of its previously announced tender offer (the “Tender Offer”) to purchase for cash any and all of its outstanding 4.875% Senior Notes due 2021 (the “Notes”).

The Tender Offer expired at 5:00 p.m., New York City time, on August 11, 2020 (the “Expiration Date”). As of the Expiration Date, approximately $101.5 million aggregate principal amount of the Notes were validly tendered and not validly withdrawn (the “Tendered Notes”), which does not include approximately $1.5 million aggregate principal amount of the Notes that remain subject to guaranteed delivery procedures.

The following table sets forth some of the terms of the Tender Offer:

Title of Notes	CUSIP Number	Principal Amount Outstanding	Principal Amount Tendered(1)	Consideration(2)(3)
4.875% Senior Notes due 2021	26884LAB5	$245,393,000	$101,450,000	$1,032.50

(1)	Does not include $1,456,000 aggregate principal amount of the Notes that remain subject to guaranteed delivery procedures.

(2)	Per $1,000 principal amount of Notes accepted for purchase.

(3)	Does not include accrued interest, which will be paid in addition to the Consideration.

Payment for the Tendered Notes is expected to be made later today. The Company also expects to accept for payment all Notes that remain subject to guaranteed delivery procedures and to make payment for such Notes on August 14, 2020. The Company will use cash on hand and, if needed, borrowings under its revolving credit facility, to purchase the Notes pursuant to the Tender Offer.

The Tender Offer was made upon and is subject to the terms and conditions set forth in the Offer to Purchase dated August 5, 2020 (the “Offer to Purchase”) and the related Letter of Transmittal and Notice of Guaranteed Delivery (the “Tender Offer Documents”). The Company’s obligation to accept for payment and to pay for the Notes validly tendered in the Tender Offer is subject to the satisfaction or waiver of a number of conditions described in the Offer to Purchase.

BofA Securities is acting as Dealer Manager for the Tender Offer. The Information Agent and Tender Agent is Global Bondholder Services Corporation.

Copies of the Tender Offer Documents are available at http://www.gbsc-usa.com/EQT or by contacting the Information Agent at (866) 470-4500 (toll-free) or (212) 430-3774 (collect) or email contact@gbsc-usa.com. Questions regarding the Tender Offer should be directed to BofA Securities at (980) 388-4370 (collect) or debt_advisory@bofa.com.

This news release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Tender Offer is being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law.

Investor Contact:

Andrew Breese

Director, Investor Relations
412.395.2555

ABreese@eqt.com

About EQT Corporation

EQT Corporation is a leading independent natural gas production company with operations focused in the cores of the Marcellus and Utica Shales in the Appalachian Basin. We are dedicated to responsibly developing our world-class asset base and being the operator of choice for our stakeholders. By leveraging a culture that prioritizes operational efficiency, technology and sustainability, we seek to continuously improve the way we produce environmentally responsible, reliable and low-cost energy. We have a longstanding commitment to the safety of our employees, contractors, and communities, and to the reduction of our overall environmental footprint. Our values are evident in the way we operate and in how we interact each day – trust, teamwork, heart, and evolution are at the center of all we do.

Cautionary Statements

This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include statements regarding the Company’s plans and expected timing with respect to the Tender Offer. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently available to the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, volatility of commodity prices; the costs and results of drilling and operations; access to and cost of capital; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying production forecasts; the quality of technical data; the Company’s ability to appropriately allocate capital and resources among its strategic opportunities; inherent hazards and risks normally incidental to drilling for, producing, transporting and storing natural gas, NGLs and oil; cyber security risks; availability and cost of drilling rigs, completion services, equipment, supplies, personnel, oilfield services and water required to execute the Company's exploration and development plans; the ability to obtain environmental and other permits and the timing thereof; government regulation or action; environmental and weather risks, including the possible impacts of climate change; uncertainties related to the severity, magnitude and duration of the COVID-19 pandemic; and disruptions to the Company’s business due to acquisitions and other significant transactions. These and other risks are described under Item 1A, “Risk Factors,” and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2019, as updated by Part II, Item 1A, “Risk Factors” in the Company's subsequently filed Quarterly Reports on Form 10-Q and other documents the Company files from time to time with the Securities and Exchange Commission. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

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